Century Communities Reports Second Quarter 2014 Results

-    Net Income Increases Approximately 36%    -

-    Entered Las Vegas Market Through Strategic Acquisition    -

-    Completed Initial Public Offering     -

Greenwood Village, Colorado (August 7, 2014) – Century Communities, Inc. (NYSE: CCS) today announced financial results for its second quarter ended June 30, 2014.

Second Quarter 2014 Highlights Compared to Second Quarter 2013

•	Net income of $5.3 million, an increase of approximately 36%
•	Total revenues of $79.9 million, an increase of 93.4%
•	Home closings increased 57.1% to 198 homes
•	Average sales price per home closed increased 19.2% to $391,000
•	Homebuilding gross margin of $19.1 million, an increase of 79.6%
•	Homebuilding gross margin percentage of 24.7%
•	Adjusted homebuilding gross margin percentage of 25.3%
•	SG&A as a percent of home sales revenues of 14.6%
•	Operating income grew 28.4% to $8.2 million
•	Net contracts increased 125.0% to 279 homes
•	Homes in backlog increased 109.6% to 394 homes
•	Average open communities doubled to 32
•	In April 2014, acquired Las Vegas Land Holdings, LLC (“LVLH”) for approximately $165 million, expanding the Company’s position in the Las Vegas, Nevada market
•	In May 2014, completed $200 million offering of senior notes due 2022, repaid all borrowings under $100 million credit facility
•	In June 2014, completed initial public offering, raising net proceeds of approximately $82.1 million to the Company
•	Ratio of net debt to net capital of 8.5% at June 30, 2014

“We are pleased to report a 36% improvement in our net income in the second quarter of 2014, during which we also successfully completed our IPO, acquired a leading homebuilder in Las Vegas and continued to expand our community count.    The growth and improvement in our business is a direct result of our operating strategy, strong geographic footprint and well located land positions which we have established since 2002.” stated Dale Francescon, Co-Chief Executive Officer.

“Additionally, the homebuilding environment remains positive in our Colorado, Texas and Nevada markets with favorable employment trends, constrained supply and growing populations driving demand and price appreciation. We are excited by our growth prospects for 2014 and beyond with our deep pipeline of land and communities. We are well positioned to continue capitalizing on organic growth opportunities to expand our backlog and deliveries, while remaining opportunistic with select acquisitions in attractive markets to further enhance our position as a leading U.S. homebuilder.” added Rob Francescon, Co-Chief Executive Officer.

Second Quarter 2014 Results

Net income for the second quarter 2014 was $5.3 million, compared to $3.9 million in the prior year quarter. The improvement in net income was primarily attributable to higher home sale revenue and continued strong gross margins, offset by an increase in Selling, General & Administrative (“SG&A”) expense and a  higher tax rate.

Home sales revenues for the second quarter 2014 were $77.3 million, compared to $41.3 million in the prior year quarter. The increase in home sales revenues was primarily due to a 57.1% increase in closings to 198 homes and a 19.2% increase in the average selling price of homes closed to $391,000. Excluding the impact of the acquisitions of Jimmy Jacobs Homes in Central Texas in September 2013 and Dunhill Homes Las Vegas Operations (Las Vegas Land Holdings, “LVLH”) in Las Vegas, Nevada in April 2014, home sales revenues increased 17.1% from the prior year quarter.

Homebuilding gross margin percentage in the second quarter 2014 was 24.7%, compared to 25.8% in the prior year quarter. Adjusted homebuilding gross margin percentage was 25.3% compared to 27.1% in the prior year quarter. Excluding the impact of acquisitions, the homebuilding gross margin percentage increased 33 basis points to 26.1% from the prior year quarter, largely attributable to a higher average selling price of homes closed. SG&A as a percent of home sales revenues was 14.6% compared to 10.4% in the prior year quarter, primarily due to an increase in personnel costs, additional investments to support growing sales, one-time expenses of approximately $645,000 related to our recent IPO and approximately $400,000 of intangible amortization.

Net contracts in the second quarter 2014 increased to 279 homes,  an increase of 125.0% compared to 124 homes in the prior year quarter. Excluding the impact of acquisitions, net contracts increased 23.4% compared to the prior year quarter, largely attributable to a higher number of average open communities. At the end of the second quarter 2014, the Company had 394 homes in backlog, representing $167.8 million of backlog dollar value, compared to 188 homes, representing $83.5 million of backlog dollar value in the prior year quarter.

Balance Sheet

At June 30, 2014, the Company had total assets of $612.8 million, including cash and cash equivalents totaling $167.7 million, and inventories of $383.9 million. Liabilities totaled $249.6 million at the end of the second quarter 2014, including $201.2 million of debt.

In May 2014, the Company completed a $200 million offering of senior unsecured notes at a fixed interest rate of 6.875% which mature in 2022. The Company used a portion of the debt proceeds to fully repay $99.2 million of borrowings under its $100 million credit facility, with the remainder of the proceeds available for acquisition and development of land and for general corporate purposes. As of June 30, 2014, the Company had no borrowings drawn under its credit facility and the Company’s ratio of net debt to net capital was 8.5%.

Initial Public Offering

On June 17, 2014, the Company completed its initial public offering of 4,480,000 shares of its common stock, consisting of 4,000,000 shares sold by the Company and 480,000 shares sold by certain stockholders of the Company, at a price of $23.00 per share. Following the completion of the IPO there were 21,451,754 shares of our common stock outstanding at June 30, 2014.  These shares trade on the New York Stock Exchange under the symbol “CCS”

Acquisition Activity

On April 1, 2014, the Company completed the acquisition of LVLH, a homebuilder with operations in Las Vegas, Nevada, for a purchase price of approximately $165 million. LVLH targets first-time, second-time move-up and lifestyle homebuyers, with houses typically ranging from $215,000 to $500,000. The acquired assets consisted of 1,761 lots including five communities, two of which are fully amenitized, master plan communities, along with two 18-hole championship golf courses.

Conference Call

The Company will host a webcast and conference call on Thursday, August 7, 2014 at 5:00 p.m. Eastern time, 3:00 p.m. Mountain time, to review the Company’s second quarter 2014 results, discuss recent events and conduct a question-and-answer period. To participate in the call, please dial 877-705-6003 (domestic) or 201-493-6725 (international). The live webcast will be available at www.centurycommunities.com in the Investors section. A replay of the conference call will be available through September 7, 2014, by dialing 877-870-5176 (domestic) or 858-384-5517 (international) and entering the pass code 13587024.

About Century Communities:

Founded in 2002, Colorado-based Century Communities is a builder of single-family homes, townhomes and flats in select major metropolitan markets in Colorado, Texas, and Nevada. The Company offers a wide variety of product lines and is engaged in all aspects of homebuilding, including the acquisition, entitlement and development of land and the construction, marketing and sale of homes. Century Communities is a top 50 homebuilder in the United States and is one of the top five fastest growing homebuilders by total revenue. To learn more about Century Communities please visit www.centurycommunities.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, may involve known and unknown risks, uncertainties and assumptions. Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “expect,” “estimate,” “plan,” “outlook,” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on historical information available at the time the statements are made and are based on management’s reasonable belief or expectations with respect to future events, and are subject to risks and uncertainties, many of which are beyond the Company’s control, that could cause actual performance or results to differ materially from the belief or expectations expressed in or suggested by the forward-looking statements. Forward-looking statements speak only as of the date on which they are made and the Company undertakes no obligation to update any forward-looking statement to reflect future events, developments or otherwise, except as may be required by applicable law. Investors are referred to the Company’s registration statement on Form S-1 for additional information regarding the risks and uncertainties that may cause actual results to differ materially from those expressed in any forward-looking statement.

Century Communities, Inc.

Condensed Consolidated Statement of Operations

(Unaudited)

($ in thousands, except per share amounts)	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Home sales revenues	$77,328	$41,291	$126,999	$66,008
Cost of home sales revenues	58,197	30,637	95,470	49,136
Gross margin from home sales	19,131	10,654	31,529	16,872
Golf course and other revenue	2,525	—	2,525	—
Cost of golf course and other revenue	2,154	—	2,154	—
Gross margin from golf course and other	371	—	371	—
Selling, general, and administrative	11,320	4,283	18,323	7,560
Operating income	8,182	6,371	13,577	9,312
Other income (expense):
Interest income	68	53	137	56
Interest expense	(11)	—	(11)	—
Acquisition expense	(408)	—	(803)	—
Other income	129	92	257	176
Gain/(Loss) on disposition of assets	89	9	89	9
Income before tax expense	8,049	6,525	13,246	9,553
Income tax expense	2,711	1,983	4,539	1,983
Deferred taxes on conversion to a corporation	—	627	—	627
Consolidated net income of Century Communities, Inc.	5,338	3,915	8,707	6,943
Net income attributable to the non-controlling interests	—	—	—	52
Income attributable to common stockholders	$5,338	$3,915	$8,707	$6,891
Earnings per share:
Basic and Diluted	$0.30	$0.32	$0.50	$0.51
Weighted average common shares outstanding:
Basic and Diluted	17,674,868	12,165,385	17,376,591	13,472,514

Century Communities, Inc.

Condensed Consolidated Balance Sheet

(Unaudited)

($ in thousands, except share amounts)	June 30,	December 31,
	2014	2013
Assets
Cash and cash equivalents	$167,723	$109,998
Accounts receivable	11,397	4,438
Inventories	383,898	184,072
Prepaid expenses and other assets	19,897	8,415
Property and equipment, net	11,688	3,360
Amortizable intangible assets, net	4,199	1,877
Goodwill	13,972	479
Total Assets	$612,774	$312,639
Liabilities and stockholders' equity
Liabilities:
Accounts payable	$11,267	$8,313
Accrued expenses and other liabilities	36,822	30,358
Deferred tax liability, net	265	912
Notes payable and revolving loan agreement	201,245	1,500
Total liabilities	$249,599	$41,083
Stockholders' Equity:
Preferred Stock, $0.01 par value, 50,000,000 shares authorized, none outstanding	—	—
Common stock, $0.01 par value, 100,000,000 shares authorized,
21,451,754 and 17,257,774 shares issued and outstanding at June 30,
2014 and December 31, 2013, respectively	212	173
Additional paid in capital	345,855	262,982
Retained Earnings	17,108	8,401
Total stockholders' equity	$363,175	$271,556
Total liabilities and stockholders' equity	$612,774	$312,639

Century Communities, Inc.

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

Gross Margin from Home Sales Excluding Interest

($ in thousands)	Three Months Ended June 30,
	2014	%	2013	%
Home sales revenues	$77,328	100%	$41,291	100%
Cost of home sales revenues	58,197	75.3%	30,637	74.2%
Gross margin from home sales	19,131	24.7%	10,654	25.8%
Add: Interest on cost of home sales	452	0.6%	516	1.2%
Adjusted homebuilding gross margin	$19,583	25.3%	$11,170	27.1%

Contact Information:

Investor Relations:

303-268-8398

InvestorRelations@CenturyCommunities.com